Exhibit 10.21

CENTENE CORPORATION
Restricted Stock Unit Agreement Granted Under
2012 Stock Incentive Plan

THIS AGREEMENT is entered into by Centene Corporation, a Delaware corporation (hereinafter the “Company”), and the undersigned employee of the Company (hereinafter the “Participant”).
WHEREAS, the Participant renders important services to the Company and acquires access to Confidential Information (as defined below) of the Company in connection with the Participant’s relationship with the Company; and
WHEREAS, the Company desires to align the long-term interests of its valued employees with those of the Company by providing the ownership interest granted herein and to prevent former employees whose interest may become adverse to the Company from maintaining an ownership interest in the Company;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties hereto hereby agree as follows:

1.	Grant of RSUs.

This Agreement evidences the grant by the Company on the Issue Date (or the “Grant Date”) to the Participant of restricted stock units (each an “RSU,” and collectively the “RSUs”) pursuant to the Company’s 2012 Stock Incentive Plan (the “Plan”). Each RSU represents the right to receive one share of the common stock, $.001 par value per share, of the Company (“Common Stock”) as provided in this Agreement. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.”

2.	Performance Condition and Vesting.

(a) The grant of RSUs provided for in Section 1 shall be contingent on the Company meeting a cumulative three year pre-tax margin target of ___ and a three year annualized compounded revenue growth rate (excluding GAAP premium tax revenue and health insurer fee revenue) of ____. The number of RSUs may be increased or decreased based on the Company’s performance compared to these metrics as described in Exhibit A.

(b) If the requirements of paragraph (a) are satisfied in accordance with the terms of Exhibit A, then the RSUs shall vest as to 100% of the number of shares granted on the first trading day following the ____ year end earnings release. The Participant must hold vested shares for one year from the vesting date, less shares valued at an amount equivalent to the Participant’s tax liability applicable to the vested shares at the Participant’s marginal tax rate. The Participant’s tax liability may exceed the minimum statutory withholding.

3.Reorganization Event.

Upon the occurrence of a “Change in Control,” all of the RSUs that (but for the application of this clause) are not vested at the time of the occurrence of such Change in Control event shall vest. A “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur: (i) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Participant, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent or more of the combined voting power of the Company’s then-outstanding securities; (ii) individuals who, as of the Grant Date, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company); or (iii) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

4.	Distribution of Shares.

(a) Timing of Distribution. The Company will distribute to the Participant (or to the Participant’s estate in the event of the death of the Participant occurring after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after the vesting date, the Shares represented by RSUs that vested on such vesting date.

(b) No Fractional Shares. No fractional Shares shall be issuable pursuant to any RSU. In lieu of any fractional shares to which the Participant would otherwise be entitled, the Company shall pay cash in an amount equal to such fraction multiplied by the Fair Market Value (as defined in the Plan) of a share of Common Stock.

(c) Termination of Employment. In the event that the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated for any reason by the Company or by the Participant other than by reason of death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), the RSUs shall cease vesting as of the date of termination. In the event the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by reason of death or disability (as defined previously in this Section 4.(c)), the pro-rata amount of RSUs attributable to the time elapsed between the grant date and the termination date shall immediately vest, and fractional shares will be rounded down to the nearest full share and will not be distributed or paid in cash.

(d) Compliance Restrictions. The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSU (or otherwise) unless (i) the Participant has complied with covenants set forth in Section 10 of this Agreement and (ii) the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including any applicable federal or state securities laws and the requirements of any stock exchange or quotation system upon which Common Stock may then be listed or quoted.

5.Restrictions on Transfer.

The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution.

6.	No Rights as Stockholder.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or shall have any rights or privileges of, a stockholder of the Company in respect of any Share issuable pursuant to the RSUs granted hereunder until such Share has been delivered to the Participant.

7.	Withholding Taxes; Section 83(b) Election.

(a) No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, the amount (with respect to such vesting, the “Withholding Amount”) of the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon such vesting, based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income.

(b) The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to the RSUs.

8.Automatic Sale Upon Vesting.

(a) Upon any vesting of RSUs pursuant to Section 2 hereof, the Company may sell, or arrange for the sale of, such number of the Shares issuable pursuant to such vested RSU under Section 2 as is sufficient to generate net proceeds to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon vesting (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.

(b) The Participant hereby appoints the Company’s Secretary as his or her attorney-in-fact to sell the Shares in accordance with this Section 8. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Section 8.

(c) It is understood that the Participant and the Company may agree from time to time, subject to compliance with applicable laws, to procedures to be implemented, in lieu of the procedures set forth in paragraphs (a) and (b) of this Section 8, to fund the Withholding Amount.

9.Provisions of the Plan.

The RSUs are subject to the provisions of the Plan, a copy of which is being furnished to the Participant with this Agreement.

10.	Participant’s Covenants.

For and in consideration of the delivery of this Agreement, the Participant agrees to the provisions of this Section 10.
(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean the Company’s trade secrets and other non-public proprietary information relating to the Company or the business of the Company, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by the Company that is not known generally to the public or the industry. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of the Participant.

(b) Non-Disclosure. The Participant agrees that the Confidential Information is a valuable, special and unique asset of the Company’s business, that such Confidential Information is important to the Company and the effective operation of the Company’s business, and that during employment with the Company and at all times thereafter, the Participant shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that the Participant obtains while performing services for the Company, except as may be required in the Participant’s reasonable judgment to fulfill his duties hereunder or to comply with any applicable legal obligation.

(c) Non-Competition; Non-Solicitation.

(i)
During Participant’s employment with the Company and for the period of six (6) months immediately after the termination of Participant’s employment with the Company (including any parent, subsidiary, affiliate or division of the Company) for any reason whatsoever, and whether voluntary or involuntary, Participant shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, consult, be employed or otherwise engaged by or with any entity or enterprise (“Competitor”) that competes with (A) the Company’s business of providing Medicaid managed care services, Medicaid-related services, behavioral health, nurse triage or pharmacy compliance specialty services or (B) any other business in which, after the date of this Agreement, the Company (or any parent, subsidiary, affiliate or division of the Company) becomes engaged (or has taken substantial steps in which to become engaged) on or prior to the date of termination of Participant’s employment. For purposes of paragraph 10, Participant agrees that this agreement not to compete applies to any Competitor that does business within the state of Missouri or and any other state in which Centene does business, and that such geographical limitation is reasonable.

(ii)
During the Participant’s employment with the Company (or any parent, subsidiary, affiliate or division of the Company) and for the period of twelve months immediately after the termination of the Participant’s employment with the Company (or any parent, subsidiary, affiliate or division of the Company) for any cause whatsoever, and whether voluntary or involuntary (“Restricted Period”), the Participant will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of the Company that the Participant had dealings with, or responsibility for, or as to which the Participant had access to confidential information.

(iii)
The Participant shall not, at any time during the Restricted Period, without the prior written consent of the Company, (i) directly or indirectly, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six months an employee, representative, officer or director of the Company (or any parent, subsidiary, affiliate or division of the Company); or (ii) take any action to encourage or induce any employee, representative, officer or director of the Company (or any parent, subsidiary, affiliate or division of the Company) to cease their relationship with the Company (or any parent, subsidiary, affiliate or division of the Company) for any reason.

(iv)	This Section 10(c) shall not apply if a "Change in Control" (as defined in Section 3) occurs.

(d) Enforcement. If any of the provisions or subparts of this Section 10 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms. Further, if any restriction contained in the provisions or subparts of this Section 10 is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

(e) Remedy for Breach.

(i)Because the Participant’s services are unique and because the Participant has access to the Company’s Confidential Information, the parties agree that any breach or threatened breach of this Section 10 will cause irreparable harm to the Company and that money damages alone would be an inadequate remedy. The parties therefore agree that, in the event of any breach or threatened breach of this Section 10, and in addition to all other rights and remedies available to it, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Section 10.

(ii)The Participant shall immediately repay to the Company a cash sum in the principal amount equal to all gross proceeds (before-tax) realized by Participant upon the sale or other disposition of the Shares occurring at any time during the period commencing on the date that is three years before the date of termination of the Participant’s employment with the Company and all Subsidiaries of the Company and ending on the date of the Participant’s breach or threatened breach of this Section 10 (the “Refund Period”), together with interest accrued thereon, from the date of such breach or threatened breach, at the prime rate (compounded calendar monthly) as published from time to time in The Wall Street Journal, electronic edition (“Interest”); and

(iii)The Participant shall repay to the Company a cash sum equal to the fair market value of all of the Shares transferred by the Participant as a gift or gifts at any time during the Refund Period, together with Interest, and for which purpose, “fair market value” shall be the Fair Market Value of one share of Common Stock on the date such gift occurs.

(iv)The Participant acknowledges and agrees that nothing contained herein shall be construed to be an excessive remedy to prohibit the Company from pursuing any other remedies available to it for such actual or threatened breach, including the recovery of money damages, proximately caused by the Participant’s breach of this Section 10.

(f) Survival. The provisions of this Section 10 shall survive and continue in full force in accordance with their terms notwithstanding any forfeiture, termination or expiration of this Agreement in accordance with its terms or any termination of the Participant’s employment for any reason (whether voluntary or involuntary).

11.Miscellaneous.

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

(d) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after delivery to a United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this paragraph (d).

(e) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the RSUs.

(f) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Bryan Cave LLP, is acting as counsel to the Company in connection with the transactions contemplated by the agreement, and is not acting as counsel for the Participant.

(g) Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

(h) Deferral. Neither the Company nor the Participant may defer delivery of any Shares issuable under unvested RSUs except to the extent that such deferral complies with the provisions of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CENTENE CORPORATION

Michael F. Neidorff
Chairman, President and CEO